Exhibit 4.4

BANCTRUST FINANCIAL GROUP, INC.
2011 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT
(Highly Compensated Employees subject to TARP Restriction)

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), is effective as of the _______ day of _________________, ________ (the “Grant Date”), by and between ____________________________________ (the “Participant”) and BancTrust Financial Group, Inc., an Alabama corporation (the “Company”), sets forth the terms and conditions of a Restricted Stock Award issued pursuant to the Company’s 2011 Incentive Compensation Plan (the “Plan) and this Agreement.  Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

1.           Grant and Vesting of Restricted Stock

(a) Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Participant ____________ shares of restricted Common Stock (the “Restricted Stock”).  The period during which the Restricted Stock is not vested and is subject to Transfer Restrictions is referred to herein as the “Restriction Period”.  The Restricted Stock is granted as of the Grant Date pursuant to, and subject to the terms and conditions of, the Plan.

(b)  Subject to the terms and conditions of this Agreement (specifically, but without limitation, subsections 1(f) and 1(g) hereinbelow) and to additional restrictions that may be imposed as a result of by the Company’s participation in the TARP Capital Purchase Program (the “Capital Purchase Program”) and any other applicable requirements of law, provided that the Participant remains an Employee or a Director  of the Company or any of its Subsidiary Corporations during the Restriction Period the Restricted Stock shall vest and no longer be subject to any Transfer Restrictions hereunder, on the following schedule:

Three years from the Grant Date, on ____________________, ________ shares of the Restricted Stock shall vest.  Four years from the Grant Date, on ____________________, __________ shares of the Restricted Stock shall vest.  The remaining _________ shares of the Restricted Stock shall vest after five years on ___________________________.

(c) If the Participant ceases to be an Employee or Director of the Company or any of its Subsidiary Corporations during the Restriction Period as a result of Retirement, Permanent Disability, or death, the extent to which restrictions shall be deemed to have lapsed shall be determined by the Board of Directors by multiplying the number of shares of Restricted Stock which are unvested by a fraction, the numerator of which is the full number of calendar months the Participant served as an Employee or Director during the Restriction Period and the denominator of which is the total number of full calendar months in the Restriction Period.  If the Participant ceases to be an Employee or Director the Company or any of its Subsidiary Corporations for any reason other than as described in the preceding sentence, he or she shall be deemed not to have satisfied the restrictions associated with the Restricted Stock Award and shall forfeit any unvested shares, unless the Board of Directors determines otherwise in its sole discretion (in which event the extent to which restrictions will be deemed to have lapsed shall not exceed the amount determined pursuant to the preceding sentence).

(d)  In the event of a dissolution or complete liquidation of the Company, or a merger, consolidation or other Reorganization in which the Company is not the surviving or resulting corporation, the Restricted Stock shall immediately and fully vest and no longer be subject to any Transfer Restrictions hereunder.

(e)  For purposes of this Agreement, employment or service as a Director with the Company or any of its Subsidiary Corporations shall include employment or service with the Company’s any successor of the Company or its Subsidiary Corporations.

(f)  The Company is a participant in the Capital Purchase Program and, as such, is subject to certain limitations applicable to its executive compensation practices.  These limitations include specific requirements regarding the vesting and other features of restricted stock awards.  The Company believes that such limitations are applicable to the Participant; and, in the event that the Participant is determined to be subject to other limitations imposed by applicable law, then this Agreement shall be automatically amended to the extent necessary to conform to any such applicable limitations that are more restrictive than the terms of this Agreement, including, without limiting the generality of the foregoing, any more restrictive required minimum vesting schedule.

(g)  In February of 2009, Congress passed, and the President signed, the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which mandated that the Treasury modify, by making more restrictive, the executive compensation limitations applicable to participants in the Capital Purchase Program and other similar programs of the Treasury.  On June 10, 2009, the Treasury issued an Interim Final Rule (the “Interim Final Rule”) captioned “TARP Standards for Compensation and Corporate Governance” to implement the changes to the executive compensation limitations mandated by ARRA.  The grant evidenced by this award is intended to be “long-term restricted stock” pursuant to the definition of such term contained in Section 30.1 Q-1 of the Interim Final Rule, as the same may be amended in the future.  As such, the Restricted Stock shall not fully vest prior to the time of repayment of 100% of the aggregate financial assistance received (as defined in the Interim Final Rule) by the Company, subject to partial graduated vesting in connection with partial repayment of the aggregate financial assistance received as provided in the definition of “long-term restricted stock” in Section 30.1 Q-1 of the Interim Final Rule.  Notwithstanding the foregoing, if the Interim Final Rule is subsequently amended to permit more rapid vesting of “long-term restricted stock,” then this Agreement shall be automatically modified to conform to any such amendments; provided, however, that vesting shall not occur any sooner than as provided in subsection 1(b) above.  The terms of this Agreement shall be read in conjunction with the definition of “long-term restricted stock” contained in Section 30.1 Q-1, and the other provisions of, the Interim Final Rule, as the same may be subsequently amended.

2.           Issuance of Shares

Certificates representing the shares of Restricted Stock may be issued and held by the Company or its designee in escrow and shall remain in the custody of the Company until their delivery to the Participant or the Participant’s estate pursuant to this Agreement and the Plan, or the Company may retain the Restricted Stock in book entry form.  Alternatively, certificates representing the Restricted Stock may, in the Board of Directors’ discretion, be delivered to the Participant.  Such certificates delivered to the Participant shall bear a legend noting the existence of the Transfer Restrictions.  Subject to Section 8 (pertaining to the withholding of taxes), as soon as practicable after the restrictions on the Restricted Stock expire (provided there has been no prior forfeiture of the Restricted Stock pursuant to the terms of this Agreement and the Plan and further provided that the Participant delivers to the Company or its transfer agent any such certificates which were delivered to the Participant), the Company shall issue (or cause to be delivered) to the Participant one or more unlegended stock certificates in respect of the Restricted Stock.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Restricted Stock.

3.           Nontransferability of the Restricted Stock

Prior to the vesting date thereof, the Restricted Stock shall not be transferable by the Participant, directly or indirectly, by means of sale, assignment, exchange, hypothecation, encumbrance, pledge or otherwise (such restrictions, the “Transfer Restrictions”).

4.           Rights as a Shareholder

Except as otherwise specifically provided in this Agreement and the Plan, during the Restriction Period the Participant shall have all the rights of a shareholder with respect to the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive any dividends with respect thereto.

5.           Adjustments

In the event of a change in corporate capitalization (including, without limitation, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction such as a merger, consolidation, separation, spin-off (or other distribution of stock or property of the Company), any reorganization or any partial or complete liquidation of the Company, the shares of Restricted Stock granted hereby shall be treated in the same manner as other shares of Common Stock.

6.           Payment of Fees and Other Expenses

The Company agrees to pay any and all expenses necessarily incurred by the Company in connection with the issuance of the Restricted Stock.

7.           Validity of Share Issuance

The shares of Restricted Stock have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid, and non-assessable.

8.           Taxes and Withholding

No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Restricted Stock, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount.  Notwithstanding anything to the contrary contained herein, the Participant may discharge this withholding obligation by directing the Company to withhold shares of Restricted Stock with a value on a vesting date equal to the minimum withholding obligation in connection with such vesting.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes from the delivery of the Restricted Stock that gives rise to the withholding requirement.

9.           Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)           if to the Participant, to the address last provided by the Participant to the Company’s Human Resources Department.

(b)           if to the Company:
BancTrust Financial Group, Inc.
100 St. Joseph Street
Mobile, AL  36602
Attention:  Director of Personnel

10.           Laws Applicable to Construction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Alabama without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Alabama.

11.           Successors, Assigns and Transferees

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors and assigns (including, upon the death of the Participant, the Participant’s estate).

12.           Administration

The authority to manage and control the operation and administration of this Agreement shall be vested in the Board of Directors, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan.

13.           Construction

This Agreement is subject to all provisions of the Plan, the provisions of which are hereby incorporated by reference and made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any inconsistency or discrepancy between this Agreement and the Plan itself, the Plan and its provisions shall supersede, control, govern and be binding in all events. The Participant may obtain a copy of the Plan from the office of the Senior Vice President of Human Resources of the Company.

The interpretation and construction by the Board of Directors of any provisions of this Agreement and any determination by the Board of Directors pursuant to any provision of this Agreement shall be final and conclusive.  No member of the Board of Directors shall be liable for any action or determination made in good faith.

The captions or headings of the respective Sections of this Agreement are for convenient reference only and shall not be given any consideration or effect in any construction hereof.

14.           Not an Employment Contract

Neither this Agreement nor the issuance of any Restricted Stock shall confer on the Participant any right of employment or other service with the Company or one of its Subsidiary Corporations, including without limitation any right to continue in the employ or service of the Company or one of its Subsidiary Corporations, or affect the right of the Company or one of its Subsidiary Corporations to terminate the employment or service of the Participant at any time, with or without cause.

15.           Integration

This Agreement and the other documents referred to herein, including without limitation the Plan, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter.  There are no restrictions, agreements, promises representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

16.           Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument.  Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

17.           Modification; Waiver

No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Participant has executed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

By:          ________________________________________________________________
Print Name: _______________________________________________________

BANCTRUST FINANCIAL GROUP, INC.

By:          ________________________________________________________________
Name: ___________________________________________________________
As Its: ___________________________________________________________